Exhibit 99.1

NEWS RELEASE

NABORS INITIATES FURTHER REVIEW OF OPTION PRACTICES
Hamilton Bermuda, December 27, 2006. Following disclosures concerning stock option granting practices at other companies, Nabors Industries Ltd. undertook a precautionary internal review earlier this year of the Company’s own stock option practices extending back to 1998. That review did not suggest that there was reason to question the propriety of the Company’s option granting practices. As a result of issues raised in today’s Wall Street Journal article, the Company is initiating a further review of its option granting practices.
The Nabors companies own and operate approximately 600 land drilling and approximately 800 land workover and well-servicing rigs in North America. Offshore, Nabors operates 46 platform rigs, 22 jack-up units and 5 barge rigs in the United States and multiple international markets. Nabors markets 29 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at dan.mclachlin@nabors.com.